Exhibit 99.2
_____________, 20__
[Name of Participant]
[Address of Participant]
RE: Employee Incentive Stock Option
Dear _____________:
     You (hereinafter the “Participant”) were granted an incentive stock option (hereinafter the “Option”) on ____________, 20___to purchase ____________ shares of the common stock of LecTec Corporation (hereinafter the “Company”), par value $.01 per share, at a price of $ _________ per share, subject to the provisions of the LecTec Corporation 1998 Stock Option Plan (hereinafter the “Plan”) and the provisions set forth in this letter.
     The grant of this Option incorporates by reference all of the provisions set forth in the Plan adopted by the shareholders effective November 19, 1998, which are controlling in all respects, except where expressly qualified or supplemented in this letter. A copy of the Plan is provided to you with this letter.
     You may exercise this Option all at once or in installments from time to time, but only to the extent, and within the time periods, described below:
[Insert vesting timetable or statement that option is fully exercisable upon grant]
This option will expire at the close of business on ____________, 20___.
ALTERNATIVE 1:      [If your employment by the Company is terminated for any reason other than for cause or by reason of death, or permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) (hereinafter “disability”), only that portion of the Option exercisable at the time of such termination of employment may thereafter be exercised, and it may not be exercised after the expiration date of this Option or more than three months after such termination, whichever date is earlier. If such termination is due to death or disability, all Options shall become immediately exercisable, but may not be exercised after the expiration date of this Option or more than 12 months after such termination, whichever date is earlier. If such termination is for cause, the Option shall terminate upon such termination of employment.]
OR
ALTERNATIVE 2:      [Termination of your employment with the Company for any reason other than for cause shall not affect the terms of this Option or cause this Option to terminate. You understand that if the Option or any portion of the Option is exercised later than three months from the date of termination of employment, the Option or such portion of the Option may not qualify for treatment as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. If such termination is for cause, the Option shall terminate upon such termination of employment.]
     Any notice relating to this Option shall be in writing and delivered in person or by certified mail-return receipt requested, to the proper address of the party to whom such notice is given. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its principal office, now at 5610 Lincoln Drive, Edina, Minnesota 55436, attention of the Corporate Secretary. Each notice to the Participant, or other person or persons entitled to the exercise of the Option, shall be addressed to the Participant, or such other person or persons entitled to the exercise of the Option, at the Participant’s address set forth in the heading of this letter. Anyone to whom a notice may be given under this Option may designate a new address by written notice to that effect.
     If you accept this Option, and agree to be bound by the terms and conditions hereof, please sign the enclosed copy of this letter and return it to the Corporate Secretary. Your signature also acknowledges receipt of the Plan document. At the time when you exercise this Option, please contact the Corporate Secretary for the appropriate form of notice of exercise of Option.

Accepted this _____________________ day of	LecTec Corporation

__________________________________, 20____	By ________________________________________

_______________________________________	_______________________, Chief Executive Officer